UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2010

KNOLOGY, INC.
(Exact name of registrant as specified in charter)

Delaware	000-32647	58-2424258
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1241 O. G. Skinner Drive, West Point, Georgia 31833
(Address of principal executive offices)

Registrant's telephone number, including area code: (706) 645-8553

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 15, 2010, Knology, Inc. (“Knology”) completed its previously announced acquisition of the assets of Sunflower Broadband,  (“Sunflower”), an unincorporated subsidiary of The World Company, a Kansas Corporation (“World”), through the purchase by Knology of Kansas, Inc., a wholly owned subsidiary of Knology, of the assets of Sunflower (the “Acquisition”).  Sunflower is a voice, video and high-speed internet broadband service provider serving Douglas County, Lawrence, Kansas and the surrounding area.  The Acquisition was consummated pursuant to the terms of an Asset Purchase Agreement (the “Agreement”), dated as of August 3, 2010, by and between Knology of Kansas, Inc. and World.

Knology paid an aggregate cash consideration of  $165.0 million in the Acquisition, of which $7.0 million was placed into an escrow account to settle potential claims for indemnification, subject to certain limitations, resulting from inaccuracies in or breaches of representations and warranties or breaches of World’s covenants and agreements, as provided in the Agreement.

The news release issued by Knology announcing the completion of the Acquisition is included as Exhibit 99.1 to this report and is incorporated into this Item 2.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

On October 15, 2010 (the “Effective Date”), Knology entered into a Credit Agreement (the “Credit Agreement”) with Credit Suisse, acting through one or more of its subsidiaries and branches, as administrative agent and collateral agent (“Credit Suisse”); SunTrust Robinson Humphrey, Inc. (“SunTrust”) as syndication agent; Credit Suisse Securities (USA) LLC and SunTrust as joint lead arrangers and joint bookrunners and Deutsche Bank Securities, Inc. as joint bookrunner.

The Credit Agreement provides for a credit facility of $770.0 million (the "Facility") consisting of (1) a $50.0 million revolving credit facility (with a letter of credit sublimit equal to $10.0 million) (the "Revolving Facility"); (2) a $175.0 million Term Loan A; and (3) a $545.0 million Term Loan B, (the Term Loan A and Term Loan B, collectively, the "Term Facility").

On the Effective Date, the proceeds of the Term Facility were used to fund the $165.0 million cash consideration in the Acquisition, repay Knology's existing indebtedness under its existing credit facility and pay transaction costs associated with the transactions. The Revolving Facility was not used in connection with the Acquisition or refinancing and no amounts are outstanding thereunder.

The Term Loan A and the Revolving Facility bear interest at a rate per annum equal to LIBOR in effect from time to time plus a margin ranging from 3.50% to 4.25% depending upon Knology’s then current leverage ratio.  The Term Loan B bears interest at a rate per annum equal to LIBOR in effect from time to time plus 4.00%.  However, for purposes of the Term Loan B, LIBOR shall be no less than 1.50%.

For each of the tranches of the Facility, Knology may also select a base rate option with an applicable margin that is 1.00% less than the applicable margin then in effect for the LIBOR option.

The Term Loan A amortizes in the amounts of $8.8 million, $8.8 million, $17.5 million and $26.2 million in 2012, 2013, 2014 and 2015, respectively, with the remaining principal amount outstanding being due on October 15, 2015.

The Term Loan B amortizes at a rate of 1.00% of the aggregate principal amount thereof per year, payable quarterly, commencing on April 1, 2011, with the remaining principal amount outstanding being due on October 15, 2016.

The Revolving Facility does not amortize and has a maturity date of October 15, 2015.

The Term Facility is also subject to certain mandatory prepayment provisions relating to the receipt of equity and debt proceeds (with certain exceptions set forth in the Credit Agreement), receipt of asset sale or insurance proceeds (subject to certain reinvestment provisions) and application of excess cash flow amounts (subject to Knology’s then current leverage ratio).

The Facility is guaranteed by all of Knology's subsidiaries. Additionally, all amounts outstanding under the Facility and the guarantees thereof are secured by a first priority lien on substantially all of the assets of Knology and the guarantors.

The Credit Agreement contains customary representations and warranties and various affirmative and negative covenants such as:

•	Limitations on the incurrence of additional debt;

•	Limitations on the incurrence of liens;

•	Restrictions on investments and acquisitions;

•	Restrictions on the sale of assets;

•	Restrictions on the payment of dividends or other distributions;

•	Restrictions on the repurchase or redemption of stock; and

•	Limitations on the making of capital expenditures.

The Credit Agreement also contains leverage ratio and interest coverage ratio financial covenants.

The Credit Agreement also includes customary events of default, including but not limited to: nonpayment of principal, interest or other fees or amounts; incorrectness of representations and warranties in any material respect; violations of covenants; bankruptcy; material judgment; ERISA events; actual or asserted invalidity of provisions of or liens created under guarantees or security documents; change of control; material violations of environmental laws.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

It is not practical to provide the required financial statements at this time. Such financial statements will be filed as an amendment to this report on Form 8-K no later than 71 days after the deadline for filing this Form 8-K.

(b)	Pro Forma Financial Information.

See paragraph (a) above.

(d)	Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNOLOGY, INC.

		By:	/s/ Chad S. Wachter
Chad S. Wachter
Date:	October 15, 2010		General Counsel, Vice President and Secretary

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description
99.1	Press Release